Exhibit 99.1

Motricity Intends to File a Registration Statement for a Secondary Offering

Bellevue, Wash., December 10, 2010 - Motricity, Inc. (Nasdaq: MOTR) today announced that pursuant to a registration notice received from Koala Holding LP (“Koala”), an entity controlled by Carl Icahn, Motricity intends to file a registration statement with the Securities and Exchange Commission in late December relating to a proposed offering of shares of its common stock. Shares of common stock currently held by certain pre-IPO investors of the company may be registered for resale with the amount of such shares dependent upon responses we receive from stockholders party to our registration rights agreement.

Any offering of shares is expected to occur no earlier than January 2011.

The amount and timing of the proposed offering is subject to market and other conditions.

Motricity also intends to register shares for issuance and sale to be sold in any over-allotment option in the offering, if exercised. If an over-allotment option is exercised, Motricity expects to use the net proceeds from the issuance of shares for general corporate purposes including for potential acquisitions of, or investments in, other businesses or technologies that Motricity believes will complement its current operations and expansion strategies. An over-allotment option is expected to equal up to 15% of the shares being offered by the selling stockholders.

Motricity will not receive any proceeds from the sales of shares by the selling stockholders.

The shares of common stock that may be sold by Koala may also include shares held by an affiliate of Koala and of common stock deliverable upon conversion of the company’s Series H Preferred Stock which is convertible (i) at the option of Koala, or (ii) at the company’s option if the average closing price over 90 consecutive calendar days is $21.99 per share or higher.

A registration statement relating to these securities has not been filed with the Securities and Exchange Commission and, if filed, will not immediately become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release may contain statements that constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “intends,” “expects,” “anticipates,” “future,” “plans,” “believes,” “estimates,” “target,” and similar statements. Such statements are based upon management’s current expectations and current market and operating conditions, terms of our registration rights agreement, and relate to events that involve known or unknown risks, uncertainties and other factors, including market conditions and the trading price of the company’s common stock all of which are difficult to predict and many of which are beyond Motricity’s control. Further information regarding these and other risks, uncertainties or factors is included in Motricity’s filings with the U.S. Securities and Exchange Commission. Motricity does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.